AMENDMENT AGREEMENT dated the 5th day of May, 1999.

BETWEEN:

AZTEK, INC., a body corporate duly incorporated in the State of Nevada and having an office at Suite #5, 246 Lawrence Avenue, Kelowna, British Columbia, V1Y 6L3

     (the "Company")

OF THE FIRST PART

AND:

________________ of  _____________________________________________

     (the "Director")

OF THE SECOND PART

     WHEREAS the Company and the Director entered into an agreement dated the 16th day of February, 1999 (the "Termination Agreement"), providing for the cancellation of the purchase by the Director of ________________ (__________) shares of Common Stock (the "Shares") of the Company, at a price of $0.01 per share.

     AND WHEREAS the Company and the Director wish to amend the Termination Agreement on the terms and conditions set out below.

     NOW THEREFORE the parties hereto agree as follows:

1. Paragraph number 2 of the Termination Agreement be and is hereby deleted in its entirety.

2. All other provisions of the Termination Agreement remain in full force and effect.

     IN WITNESS WHEREOF the parties have hereunto caused these presents to be executed as of the day and year first above written.

EXECUTED AND DELIVERED BY
AZTEK, INC.

By:

     "Nick Sintichakis"
Authorized Signatory

SIGNED, SEALED AND DELIVERED
in the presence of:


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